August 9, 1996


Board of Directors
First Midwest Financial, Inc.
Fifth at Erie
Storm Lake, Iowa  50588

Members of the Board:

         Reference is made to the Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, being filed by First Midwest Financial, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to the registration of 190,000 shares of the Company's common stock, par value of $.01 per share (the "Shares"), to be offered and sold by the Selling Shareholders described in the Registration Statement.

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies, and the authenticity of all originals of such copies.

         Based upon the  foregoing,  it is our opinion  that the Shares will be,
when  and  if  issued,   duly  authorized,   validly  issued,   fully  paid  and
non-assessable.

                                                               Very truly yours,

                                             /s/ Silver, Freedman & Taff, L.L.P.

                                                 SILVER, FREEDMAN & TAFF, L.L.P.